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                                                                   Exhibit 10.25


                      PROMISSORY NOTE - FEBRUARY 28, 2000

For Value Received, the undersigned, Harold L. Covert ("Employee" or "Borrower"), promises to pay to Red Hat, Inc., a Delaware corporation (the "Company" or the "Lender"), with its principal place of business at 2600 Meridian Parkway, Durham, NC 27713 (or at such other place as Lender may from time to time designate by written notice to Borrower), in lawful money of the United States of America, without abatement, demand, deduction, set-off or counterclaim, the principal sum of One Million Dollars ($1,000,000) together with interest at the rate of six percent per annum, compounded annually, from the date first set forth above until all outstanding principal and accrued interest under this Promissory Note are paid in full.

1. Principal Payment. On the Maturity Date (as defined below), the entire principal amount of One Million Dollars ($1,000,000) and any unpaid and accrued interest shall be immediately due and payable by the Borrower to the Company in lawful money of the United States. This shall be a full recourse loan. Each payment in connection with this Note shall be paid by the Borrower to the Lender at the Lender's principal office or to such bank account as shall be notified by the Lender to the Borrower in writing, such payments shall be made in immediately available funds not later than 12:00 noon (Eastern Standard Time) on the Maturity Date (as defined below).

2. Interest Payment. The outstanding principal amount of the Note shall bear interest, for each day from the date of the Note's origination until its principal amount is paid in full, at a rate per annum equal to 6.00%. The Borrower shall make quarterly interest payments to the Company, which payments are due to the Company on the last business day of March, June, September and December for each year that the Note is outstanding.

3. Maturity Event. The entire principal amount of the Loan and any interest due shall become immediately due and payable without further demand or notice to the Borrower on the earlier of February 28, 2003 or the date which a Maturity Event occurs (the "Maturity Date"). To the extent permitted by law, the first to occur of any of the following events shall be a "Maturity Date" under this note:

a. The Employee does not begin his employment relationship, by being present or available to commence his duties as Chief Financial Officer for the Lender, on or before March 16, 2000.

b. The date that a Change in Control of the Company occurs. For these purposes a "Change in Control" shall be deemed to occur if the Company mergers or consolidates with another company and at any time Harold L. Covert does not hold the position of Chief Financial Officer of the surviving entity resulting from the merger or consolidation; or the Company sells all or substantially all of its assets to another company for cash and/or public securities.

c. The date of termination or cessation of Employee's employment with the Company (i) if the Employee terminates his employment for any reason, or (ii) if the Company terminates the Employee's employment for Cause. For these purposes, "Cause" shall mean that the Employee was terminated for one of the following reasons: (1.) for willfully refusing or failing to carry out specific directions of the Board of Directors or the Chief Executive Officer of the Company; (2.) for acting fraudulently or dishonestly in his relations with the Company; (3.) for committing larceny, embezzlement, conversion or any act involving the misappropriation of funds from the Company in the course of his employment; (4.) for having been convicted of a felony involving an act of moral turpitude, fraud or misrepresentation; (5.) for willfully engaging in misconduct which materially injured the reputation, business or business relationship of the Company.

d.   The date that Borrower (i) admits in writing his inability to pay debts,
(ii) makes an assignment for the benefit of creditors, (iii) files a voluntary petition in bankruptcy, effects a plan or other arrangements with creditors, liquidates his assets under arrangement with creditors, or liquidates his assets under court
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supervision, (iv), has an involuntary petition in bankruptcy filed against him that is not discharged within sixty (60) days after such petition is filed, or
(v) applies for or permits the appointment of a receiver or trustee or custodian for any of his propriety or assets which shall not have been discharged within
(60) days after the date of appointment.

4. Loan Extension. On February 28, 2003 the loan shall automatically be extended for a one-year period if the Total Spread (as hereafter defined) with respect to the Borrower's vested stock options from initial date of employment is not greater than $1 million for ninety (90) or more trading days during the period ending February 28, 2003. "Total Spread" shall be equal to (a) the total number of units or shares of equity securities underlying the Option(s) (without regard to whether the Option(s) has been exercised in whole or in part), multiplied by (b) the closing sales price of the equity securities of the Lender, less the exercise price of the Option(s) (as such exercise price may be adjusted from time to time).

5.   Loan Forgiveness.

a. The loan shall be forgiven, to the extent described in 5.b. below, upon the occurrence of one of the following events: (i) the Company terminates the Employee's employment with the Company for reasons other than for Cause; or (ii) the Total Spread does not exceed the principal balance of the loan for ninety
(90) or more trading days during the period ending February 28, 2004; (iii) the Employee dies; or (iv) the Employee's employment with the Company is terminated due to Employee's physical or mental disability. For these purposes, a medical doctor mutually agreed upon by the Company and Employee or his designee shall make the determination as to whether the Employee has become disabled.

b. Upon the date of occurrence of one of the events listed in 5.a. above, in the event that the principal balance of the loan minus the Total Spread is greater than zero, then the loan shall be forgiven to the extent of that difference, but in no event in an amount greater than $1,000,000 (one million dollars).

c. In the event that there is a Change of Control and the consideration given for the Total Spread, or its equivalent computation, is less than the principal balance of the loan, the loan shall be forgiven to the extent of such difference between the Total Spread and the principal balance of the loan. In such an event, the Employee shall be obligated to pay to the Company the amount of his Total Spread or equivalent computation.

6. Tax Liability. Lender understands and agrees that any and all income tax liability to Borrower resulting from the forgiveness of loan principal, due to Employee's employment being terminated by the Company, for other than Cause, prior to February 28, 2004, shall be reimbursed, and appropriately grossed-up, by the Lender. The gross-up shall ensure that the Employee is not adversely impacted from a tax standpoint by forgiving loan principal due to Employee's employment termination by the Company, for other than Cause, prior to February 28, 2004.

7. Attorneys' Fees. In the event any legal action or proceeding is required to enforce or interpret any provision of this Promissory Note, including, without limitation, any forgiveness of principal and interest hereunder, each party shall be responsible for its own attorneys fees and costs.

8. Miscellaneous. If any provision of this Promissory Note shall be unenforceable for any reasons, the same shall be ineffective, but the remainder of this Promissory Note shall not be affected thereby and shall remain in full force and effect. North Carolina law shall govern the provisions of this Promissory Note.

9. Prepayment. Borrower may prepay all or any portion of this Note any time prior to the stated maturity date, with no premium penalty.

In witness whereof, Borrower has executed this Promissory Note as of the date first set forth above.

Borrower:


Harold L. Covert